SETTLEMENT AGREEMENT


          This Settlement Agreement (the "Agreement") is entered into this 27th day of March, 1995, between Network Data Systems Limited, a Canadian corporation with offices at 333 Denison Unit 4, Markham, Ontario L3R 2Z4 ("NDS") and Executive TeleCard, Ltd., a Delaware corporation with its principle offices at 4260 East Evans Avenue, Denver, Colorado 80222 ("TeleCard").

          1.0   BACKGROUND

          1.1 NDS presently holds a shareholder interest in TeleCard of approximately ten percent (10%) of all of the issued and outstanding shares of the common stock of TeleCard. Certain claims may presently exist as between the parties relating to NDS' shareholder interest in TeleCard, and certain business relationships between the parties. It is the intent of the parties to this Agreement to terminate all existing agreements (written or otherwise) as between them and to settle any actual or potential claims that the parties may have against the other.

          1.2 Without admission of liability and for valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement desire to settle all matters directly or indirectly arising from or relating to the relationship of the parties in accordance with the terms and conditions hereafter set forth as more expressly provided for in this Agreement.

          2.0   SETTLEMENT OF LIABILITIES

          2.1 Contemporaneous with the execution and delivery of this Agreement, NDS will deliver to TeleCard payment in the amount of Three Hundred, Fifty Thousand Dollars ($350,000.00), less the sum of One Hundred, Seventy-Three Thousand Dollars ($173,000.00) representing advances made by NDS of Sixty-Three Thousand Dollars ($63,000.00) on or about March 9, 1995 and Sixty Thousand Dollars ($60,000.00) made on March 16, 1995, and Fifty Thousand Dollars ($50,000.00) made on or about March 20, 1995. Payment by NDS of the balance of One Hundred, Seventy-Seven Thousand Dollars ($177,000.00) shall be made by wire transfer to TeleCard's bank account at:

                First Bank
                P.O. Box 5220
                Arvada, CO 80005
                Account Number:  XXX XXX XXXX
                A/B/A Number:  XXXXX XXXX
                Account Name:  Executive TeleCard, Ltd.

                Or such other bank as TeleCard may direct in writing.

As further consideration, NDS further covenants and agrees that for a period of three (3) years from the date of this Agreement, it shall not directly or indirectly in any manner whatsoever, engage in any business which directly or indirectly competes with the business of TeleCard as it presently exists and further covenants and agrees that it shall vote all shares of TeleCard owned by it in favor of the director nominees proposed and recommended to the shareholders by the Board of Directors of TeleCard at any annual or other meeting of shareholders for a period of two (2) years from the date of execution of this Agreement. NDS further covenants and agrees that it shall use its best efforts to cause Residual Corporation ("Residual") to vote any shares held by Residual in TeleCard in favor of the director nominees proposed and recommended by the Board of Directors of TeleCard at any annual or other meeting of the shareholders for a period of two (2) years from the date of execution of this Agreement.

          2.2 Contemporaneous with the execution of this Agreement, all agency and any other agreements which exists between the parties are hereby terminated without any further liability of the parties hereunder.

          3.0   RELEASES

          3.1 In consideration of the foregoing covenants, agreements and payment by NDS as contained in Paragraph 2.1 hereinabove, TeleCard, on behalf of itself, its subsidiaries, their respective officers and directors (acting in such capacity), successors and assigns hereby releases and discharges NDS, its officers, directors and shareholders (acting in such capacity), successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgements, extents, executions, claims and demands whatsoever, in law, admiralty or equity which against NDS, its subsidiaries, officers, directors and shareholders (acting in such capacity), successors and assigns, TeleCard, its subsidiaries, their respective officers and directors (acting in such capacity), successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement.

          3.2 In consideration of the agreements, covenants and releases of TeleCard as contained in this Agreement, NDS on behalf of itself, its subsidiaries, officers and directors (acting in such capacity), successors and assigns releases and discharges TeleCard, its subsidiaries, their respective officers, directors and shareholders (acting in such capacity), successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgements, extents, executions, claims and demands whatsoever, in law, admiralty or equity which against TeleCard, its subsidiaries, their respective officers, directors and shareholders (acting in such capacity), successors and assigns, NDS, its officers and directors (acting in such capacity), subsidiaries, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, NDS does not release Service 800 S.A. of and from any claims that it might have against Service 800 S.A.

          4.0   GENERAL CONDITIONS

          4.1 This Agreement may not be amended or modified in any way except in writing and signed by both parties to this Agreement.

          4.2 The captions used in this Agreement are for convenience of reference only, and do not form a part hereof, and do not in any way modify, interpret or construe the meaning or intent of the parties hereunder.

          4.3 Whenever used herein, and the context requires it, the singular and plural numbers shall each include the other, and the masculine, feminine and neuter gender shall each include the other.

          4.4 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.5 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. There are no representations, warranties, covenants, conditions, agreements, understandings or arrangements, oral or written, between or among the parties relating to the subject matter hereof which are not fully expressed herein. No agent of any party is authorized to make any representation, promise or warranty not contained in this Agreement.

          4.6 Each party to this Agreement agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

          4.7 This Agreement shall be binding on and inure to the benefit of the parties hereto, their representatives, successors and permitted assigns.

          4.8 If any one or more provisions of this Agreement is, for any reason, held by a court of competent jurisdiction to be unenforceable in any respect, such unenforceability shall not affect any other provision hereof; and this Agreement shall be construed as if such unenforceable provision were never contained herein.

          4.9 All notices permitted or required under this Agreement shall be deemed sufficient only if given in writing and delivered personally or mailed by certified mail, return receipt requested, postage prepaid, or by telex (confirmed by letter), properly addressed to the appropriate party at the following address:

                (i)  If to NDS:

                     Network Data Systems Limited
                     333 Denison Unit 4
                     Markham, Ontario L3R 2Z4

                (ii) If to TeleCard:

                     Executive TeleCard, Ltd.
                     4260 East Evans Avenue
                     Denver, Colorado 80222

          The above addresses for notice may be changed only by written notice given in accordance with the provisions of this paragraph. Personally delivered and telexed notices shall be deemed to be received upon actual receipt; properly mailed notices shall be deemed to be received three (3) days after mailing.

          4.10 Nothing contained herein is intended to nor shall be construed so as to limit the remedies which any party hereto may have against any other party hereto in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

          4.11 The parties acknowledge that each party and its counsel has reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

          4.12 Any waiver by any party of any provision of this Agreement shall not constitute or imply a subsequent or other waiver of the same or any other provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 27th day of March, 1995.


                              NETWORK DATA SYSTEMS LIMITED


                              /s/William V. Moore
                              By: William V. Moore
                              Its: President


                              EXECUTIVE TELECARD, LTD.


                              /s/Edward J. Gerrity, Jr.
                              By: Edward J. Gerrity, Jr.
                              Its: Chairman of the Board


                              /s/Daryl Engelman
                              By: Daryl Engelman
                              Its: President and Director


                              /s/Allen Mandel
                              By: Allen Mandel
                              Its: Director


                              /s/Robert N. Schuck
                              By: Robert N. Schuck
                              Its: Director


                              /s/Carl J. Corcoran
                              By: Carl J. Corcoran
                              Its: Director


                              /s/Anthony Balinger
                              By: Anthony Balinger
                              Its: Director